Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2007, in the Registration Statement on Form S-1 (No. 333-     ) and related Prospectus of Real Mex Restaurants, Inc for the registration of $13,000,000 14% Senior Secured Notes due 2013.
/s/ ERNST & YOUNG LLP
Los Angeles, California
November 5, 2009